                                                                EXHIBIT 99.1


                                ZITEL CORPORATION

                         SERIES B CONVERTIBLE PREFERRED
                            STOCK PURCHASE AGREEMENT


     THIS SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of September 3, 1999, by and among ZITEL CORPORATION, a California corporation (the "Company") and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (which persons and entities are hereinafter collectively referred to as "Purchasers" and each individually as a "Purchaser").

                                    RECITALS

     WHEREAS, the Company has authorized the sale and issuance of an aggregate of Two Hundred Thousand (200,000) shares (the "Shares") of its Series B Convertible Preferred Stock (the "Series B Preferred");

     WHEREAS, Purchasers desire to purchase the Shares on the terms and conditions set forth herein; and

     WHEREAS, the Company desires to issue and sell the Shares to Purchasers on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

     1.  AGREEMENT TO SELL AND PURCHASE.

         1.1 AUTHORIZATION OF SHARES. The Company has authorized (a) the sale and issuance to Purchasers of the 200,000 shares of Series B Preferred and
(b) the issuance of such shares of Common Stock to be issued upon conversion of the Shares (the "Conversion Shares"). The Shares and the Conversion Shares shall have the rights, preferences and privileges set forth in the Certificate of Determination of Series B Convertible Preferred Stock of Zitel Corporation, in the form attached hereto as Exhibit B (the "Certificate").

         1.2 SALE AND PURCHASE. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Company hereby agrees to issue and sell to each Purchaser, severally and not jointly, and each Purchaser agrees to purchase from the Company, severally and not jointly, the number of Shares set forth opposite such Purchaser's name on Exhibit A, at a purchase price of ten dollars ($10.00) per share.

     2.  CLOSING, DELIVERY AND PAYMENT.

         2.1 CLOSING. The closing of the sale and purchase of the Shares under this Agreement (the "Closing") shall take place at August 6, on the date hereof, at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94705 or at such other time or place as the Company and Purchasers may mutually agree (such date is hereinafter referred to as the "Closing Date").

         2.2 DELIVERY. At the Closing, subject to the terms and conditions hereof, the Company will deliver to each Purchaser a certificate representing the number of Shares to be purchased at the Closing by such Purchaser, against payment of the purchase price therefor by wire transfer to Wells Fargo Bank to be held for the account of the Company as collateral for the guarantee by the Company of the obligations of Matridigm Corporation under a promissory note in the principal amount of three million dollars ($3,000,000) or to be applied to the principal balance of such note.

     3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company hereby represents and warrants to each Purchaser as of the date of this Agreement as follows:

         3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, and the Registration Rights Agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), to issue and sell the Shares and the Conversion Shares, and to carry out the provisions of this Agreement, the Registration Rights Agreement and the Certificate and to carry on its business as presently conducted and as presently proposed to be conducted.

         3.2 CAPITALIZATION; VOTING RIGHTS. The authorized capital stock of the Company, consists of 40,000,000 shares of Common Stock, 23,416,572 shares of which are issued and outstanding, 1,000,000 shares of Preferred Stock, 100,000 of which are designated Series A Preferred Stock, none of which are issued and outstanding and 200,000 Shares of Series B Preferred, none of which were issued and outstanding prior to the Closing. The rights, preferences, privileges and restrictions of the Shares are as stated in the Certificate The Conversion Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Certificate, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable.

         3.3 AUTHORIZATION; BINDING OBLIGATIONS. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization of this Agreement and the Registration Rights Agreement, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto and the Conversion Shares pursuant to the Certificate has

         3.4 been taken. The Agreement and the Registration Rights Agreements, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except
(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions in Section 2.4 of the Registration Rights Agreement may be limited by applicable laws. The sale of the Shares and the subsequent conversion of the Shares into Conversion Shares are not subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

         3.5 SEC REPORTS. The Company has made available to the Purchasers copies of its Annual Report on Form 10K under the Securities Exchange Act of 1934, as amended (the "Act") for the year ended September 30, 1998, and the other reports filed by the Company under the Act since September 30, 1998 (collectively, the "SEC Filings"). The SEC Filings, as of the respective dates of filing, complied as to form with the requirements of the Act and the Rules and Regulations thereunder.

         3.6 LITIGATION. There is no action, suit, proceeding or investigation pending or to the Company's knowledge currently threatened against the Company that questions the validity of this Agreement, or the Related Agreements or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing.

         3.7 OFFERING VALID. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4.2 hereof, the offer, sale and issuance of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons other than the Purchasers.

     4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

         Each Purchaser hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

         4.1 REQUISITE POWER AND AUTHORITY. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Registration Rights Agreement and to carry out their provisions. All action on Purchaser's part required for the lawful execution and delivery of this Agreement and the Related Agreements have been taken. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of Section 2.4 of the Registration Rights Agreement may be limited by applicable laws.

         4.2 INVESTMENT REPRESENTATIONS. Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

              (A) PURCHASER BEARS ECONOMIC RISK. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times Purchaser might propose.

              (B) ACQUISITION FOR OWN ACCOUNT. Purchaser is acquiring the Shares and the Conversion Shares for Purchaser's own account for investment only, and not with a view towards their distribution, provided Purchaser may resell the Conversion Shares in a transaction which is registered under the Securities Act or which is exempt from the registration requirements of the Securities Act.

              (C) PURCHASER CAN PROTECT ITS INTEREST. Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

              (D) ACCREDITED INVESTOR. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

              (E) COMPANY INFORMATION. Purchaser has received and read the SEC Filings and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

              (F) RULE 144. Purchaser acknowledges and agrees that the Shares, and, if issued, the Conversion Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

              (G) RESIDENCE. The office of the Purchaser in which its investment decision was made is located at the address or addresses of the Purchaser set forth on Exhibit A.

     5.  CONDITIONS TO CLOSING.

         5.1 CONDITIONS TO PURCHASERS' OBLIGATIONS AT THE CLOSING. Purchasers' obligations to purchase the Shares at the Closing are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

              (A) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in
Section 3 hereof shall be true and correct as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

              (B) RELEASE OF GUARANTEES. Wells Fargo Bank shall have released the guarantees of Kathryn Ayres Esping, P. E. Esping, and the estate of P. E. Esping and ACS BRC Holdings, Inc. of obligations of Matridigm Corporation, each in the aggregate principal amount of one million dollars ($1,000,000) upon receipt of the purchase price of the Shares.

              (C) CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (except for such as may be properly obtained subsequent to the Closing).

              (D) FILING OF CERTIFICATE. The Certificate shall have been filed with the Secretary of State of the State of California and shall continue to be in full force and effect as of the Closing Date.

              (E) CORPORATE DOCUMENTS. The Company shall have delivered to Purchasers or their counsel, copies of all corporate documents of the Company as Purchasers shall reasonably request.

              (F) RESERVATION OF CONVERSION SHARES. The Conversion Shares issuable upon conversion of the Shares shall have been duly authorized and reserved for issuance upon such conversion.

              (G) COMPLIANCE CERTIFICATE. The Company shall have delivered to Purchasers a Compliance Certificate, executed by the President of the Company, dated the Closing Date, to the effect that the conditions specified in subsections (a), (c), (d) and (f) of this Section 5.1 have been satisfied.

              (H) REGISTRATION RIGHTS AGREEMENT. A Registration Rights Agreement substantially in the form attached hereto as Exhibit C shall have been executed and delivered by the parties thereto.

              (I) LEGAL OPINION. The Purchasers shall have received from legal counsel to the Company an opinion addressed to them, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D.

              (J) Certificates representing the Shares shall have been delivered to the Purchasers.

         5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to issue and sell the Shares at each Closing is subject to the satisfaction, on or prior to such Closing, of the following conditions:

              (A) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties in Section 4 made by those Purchasers acquiring Shares hereof shall be true and correct at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

              (B) PERFORMANCE OF OBLIGATIONS. Such Purchasers shall have performed and complied with all agreements and conditions herein required to be performed or complied with by such Purchasers on or before the Closing.

              (C) FILING OF CERTIFICATE. The Certificate shall have been filed with the Secretary of State of the State of California.

              (D) REGISTRATION RIGHTS AGREEMENT. An Investor Rights Agreement substantially in the form attached hereto as Exhibit C shall have been executed and delivered by the Purchasers.

              (E) MATRIDIGM GUARANTEE. Wells Fargo Bank shall have agreed to hold the purchase price of the Shares for the account of the Company as collateral for the guarantee by the Company of obligations of Matridigm Corporation in the principal amount of $3,000,000 or to apply the collateral to the principal of the obligation of Matridigm in the principal amount of $3,000,000.

              (F) CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (except for such as may be properly obtained subsequent to the Closing).

    6.   MISCELLANEOUS.

         6.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.

         6.2 SURVIVAL. The representations and warranties made herein shall terminate at the Closing.

         6.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

         6.4 ENTIRE AGREEMENT. This Agreement and the Registration Rights Agreements constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

         6.5 SEVERABILITY. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         6.6 AMENDMENT AND WAIVER.

              (A) This Agreement may be amended or modified only upon the written consent of the Company and holders of at least seventy-five percent (75%) of the issued and outstanding Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted that have not been sold to the public).

              (B) The obligations of the Company and the rights of the holders of the Shares and the Conversion Shares under this Agreement may be waived only with the written consent of the holders of at least a seventy-five percent (75%) of the issued and outstanding Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted that have not been sold to the public).

         6.7 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Registration Rights Agreement or the Certificate, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

         6.8 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified,

(b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to Purchaser at the address set forth on Exhibit A attached hereto or at such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

         6.9 EXPENSES. The Company shall reimburse the reasonable fees of and expenses of one special counsel for the Purchasers, not to exceed $25,000, and shall reimburse such special counsel for reasonable expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement.

         6.10 ATTORNEYS' FEES. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         6.11 TITLES AND SUBTITLES. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         6.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         6.13 BROKER'S FEES. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.13 being untrue.

         6.14 CONFIDENTIALITY. Each party hereto agrees that, except with the prior written consent of the other party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement or the Related Agreements, discussions or negotiations relating to this Agreement or the Related Agreements, the performance of its obligations hereunder or the ownership of the Shares purchased hereunder.

         6.15 PRONOUNS. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

         6.16 SHAREHOLDER APPROVAL. In that conversions of the Shares are suspended under the provisions of Section E.1 of the Certificate of Determination of the Shares, the Company agrees to forthwith call a special meeting of its shareholders to approve the issuance of additional Shares of Common Stock upon conversion of the Shares, and to use its best efforts to obtain such approval.

         IN WITNESS WHEREOF, the parties hereto have executed the SERIES B PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:                                PURCHASER:

ZITEL CORPORATION                       EC CHIEF, INC.


By: s/ Asa W. Lanum                     By: s/_______________________________
              President
                                        Title: CHIEF FINANCIAL OFFICER



                                        ACS BRC HOLDINGS, INC.


                                        By:  S/_______________________________


                                        Title:  PRESIDENT

                             ZITEL CORPORATION


                        SERIES B CONVERTIBLE PREFERRED
                           STOCK PURCHASE AGREEMENT

                                TABLE OF CONTENTS



                                                                            PAGE
1.       AGREEMENT TO SELL AND PURCHASE........................................1

         1.1      Authorization of Shares......................................1

         1.2      Sale and Purchase............................................1

2.       CLOSING, DELIVERY AND PAYMENT.........................................2

         2.1      Closing......................................................2

         2.2      Delivery.....................................................2

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................2

         3.1      Organization, Good Standing and Qualification................2

         3.2      Capitalization; Voting Rights................................2

         3.3      Authorization; Binding Obligations...........................2

         3.4      SEC Reports..................................................3

         3.5      Litigation...................................................3

         3.6      Offering Valid...............................................3

4.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS......................3

         4.1      Requisite Power and Authority................................3

         4.2      Investment Representations...................................4

5.       CONDITIONS TO CLOSING.................................................5

         5.1      Conditions to Purchasers' Obligations at the Closing.........5

         5.2      Conditions to Obligations of the Company.....................6

6.       MISCELLANEOUS.........................................................7

         6.1      Governing Law................................................7

         6.2      Survival.....................................................7

         6.3      Successors and Assigns.......................................7

         6.4      Entire Agreement.............................................7

         6.5      Severability.................................................7

         6.6      Amendment and Waiver.........................................7

         6.7      Delays or Omissions..........................................7

         6.8      Notices......................................................7

         6.9      Expenses.....................................................8

                                      i.

                             TABLE OF CONTENTS
                                 (CONTINUED)



                                                                            PAGE
         6.10     Attorneys' Fees..............................................8

         6.11     Titles and Subtitles.........................................8

         6.12     Counterparts.................................................8

         6.13     Broker's Fees................................................8

         6.14     Confidentiality..............................................8

         6.15     Pronouns.....................................................9

         6.16     Shareholder Approval.........................................9

                                      ii.

                              LIST OF EXHIBITS


Schedule of Purchasers                                            Exhibit A

Certificate of Determination                                      Exhibit B

Registration Rights Agreement                                     Exhibit C

Form of Legal Opinion                                             Exhibit D


                                      iii.

                                  EXHIBIT A

                           SCHEDULE OF PURCHASERS



                                                                  AGGREGATE
NAME AND ADDRESS                          SHARES               PURCHASE PRICE
EC Chief, Inc.                            100,000                  $1,000,000
c/o EFO Holdings, Ltd.
2626 Cole Avenue, Suite 700
Dallas, TX  75204

ACS BRC Holding, Inc.                     100,000                  $1,000,000





TOTAL:                                    200,000                  $2,000,000
                                          -------                  ----------
                                          -------                  ----------